UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

Talk America Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26728 (Commission File Number)	23-2827736 (I.R.S. Employer Identification No.)

6805 Route 202, New Hope, Pennsylvania (Address of principal executive offices)	18938 (Zip Code)

(215) 862-1500
(Registrant's telephone number, including area code)

12020 Sunrise Valley Drive, Suite 250, Reston, Virginia 20191
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

(a) As previously reported, on May 23, 2005, Talk America Holdings, Inc. and a subsidiary of Talk America entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) with LDMI Telecommunications, Inc., pursuant to which Talk America will acquire LDMI. Under the terms of the Acquisition Agreement, at the closing of the acquisition transaction, the Talk America subsidiary will be merged into LDMI, LDMI will become a wholly owned subsidiary of Talk America and, in exchange for all of the stock of LDMI, Talk America will pay $24 million in cash and issue 1.8 million shares of its common stock, par value $.01 per share. The shares of Talk America common stock will be issued only to the eight holders of LDMI’s preferred stock (the “LDMI Preferred Stockholders”). The Acquisition Agreement and the LDMI acquisition transaction were approved by both the board of directors and the stockholders of LDMI (by written consent of LDMI Preferred Stockholders). A copy of the Acquisition Agreement was filed as Exhibit 10.1 of Talk America’s Report on Form 8-K, filed on May 24, 2005.

(b) As described in paragraph (a) above, the 1.8 million shares of Talk America common stock will be issued, together with cash payments aggregating approximately $22.2 million, to the LDMI Preferred Stockholders in exchange for their shares of LDMI preferred stock, which constitute all of the outstanding shares of preferred stock of LDMI.

(c) Talk America claims exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or Rule 506 of Regulation D under the Securities Act. Talk America reasonably believes that all of the LDMI Preferred Stockholders were, at the time the approval of the Acquisition Agreement and the LDMI acquisition transaction pursuant to which the Talk America shares will be issued in exchange for their shares of LDMI preferred stock was submitted to the Preferred Stockholders for their written consent, accredited investors within the meaning of Regulation D.

(d) The Talk America shares of common stock to be issued as discussed in the preceding paragraphs are not convertible or exchangeable for equity securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2005	TALK AMERICA HOLDINGS, INC. By: /s/ Aloysius T. Lawn IV Name: Aloysius T. Lawn IV Title: Executive Vice President - General Counsel and Secretary